Exhibit No. 99.1

PROVECTUS [Logo]
PHARMACEUTICALS, INC.

Porter, LeVay & Rose, Inc.
Contact:	Marlon Nurse, DM, VP – Investor Relations
Provectus Pharmaceuticals, Inc.	Bill Gordon, SVP – Media Relations
Peter R. Culpepper, CFO, COO	Phone: 212-564-4700
Phone: 866-594-5999 #30

PROVECTUS PHARMACEUTICALS, INC. AND ITS SUBSIDIARIES COMPLETE UNREGISTERED OFFERING OF UNITS TO FACILITATE SPIN-OFF OF PURE-IFIC CORPORATION

KNOXVILLE, TN, December 20, 2011--Provectus Pharmaceuticals, Inc. (OTCBB: PVCT, http://www.pvct.com), a development-stage oncology and dermatology biopharmaceutical company, announced today that it and its five wholly owned subsidiaries, Pure-ific Corporation, Provectus Biotech, Inc., Provectus Devicetech, Inc.,  Provectus Imaging, Inc.,  and Xantech Pharmaceuticals, Inc. (the “Subsidiaries”),  have completed  an unregistered offering of Units pursuant to the exemption from registration requirements under Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended (the “Act”), with each Unit consisting of (i) the right to receive one share of common stock of up to all five Subsidiaries, and (ii) a warrant to purchase three-fourths (3/4) of one share of the Company’s common stock.  This offering relates to the Company’s previously announced plan to spin-off its five non-core subsidiaries.

The Offering raised sufficient funds to facilitate the spin-off one wholly-owned subsidiary, Pure-ific Corporation, a Nevada corporation.  The Company will continue to pursue the spin-off of the four remaining wholly-owned subsidiaries, all of which are Tennessee corporations, through a subsequent offering of Units.

The Units offered will not be or have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act.  Offers to purchase the Units are only being solicited from and sales of Units will be made only to “accredited investors,” as such term is defined in Rule 501(a) of Regulation D promulgated under the Act.

The Company intends this notice to comply with Rule 135c of the Securities and Exchange Commission, and accordingly, this notice is not intended to and does not constitute an offer of any securities for sale.

About  Provectus Pharmaceuticals, Inc.
Provectus Pharmaceuticals specializes in developing oncology and dermatology therapies. Its novel oncology drug PV-10 is designed to selectively target and destroy cancer cells without harming surrounding healthy tissue, significantly reducing potential for systemic side effects. Its oncology focus is on melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. Its dermatological drug PH-10 also targets abnormal or diseased cells, with the current focus on psoriasis and atopic dermatitis. Provectus has recently completed Phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company's other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus please visit the Company's website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date thereof.